Luxfer Declares Quarterly Dividend

Quarterly interim dividend of 12.5 cents per ordinary share, to be payable on May 6, 2020 to shareholders of record at the close of business on April 17, 2020.

MANCHESTER, England--(BUSINESS WIRE)--Luxfer Holdings PLC (NYSE:LXFR) (the “Company”), a global manufacturer of highly-engineered industrial materials, today announced that its Board of Directors declared an interim dividend of 12.5 cents per ordinary share.

The dividend will be payable on May 6, 2020 to shareholders of record at the close of business on April 17, 2020.

All holders of NYSE-listed ordinary shares will be paid in U.S. dollars through the Company’s dividend disbursing agent.

For holders of ordinary shares not directly listed on the NYSE, the dividend will be paid directly by the Company. Payment will be made in U.S. dollars, but holders of ordinary shares can elect to receive their dividend payment in respect of those ordinary shares in pounds sterling. If a holder of ordinary shares has previously requested and received a dividend payment in pounds sterling, they will receive this dividend payable on May 6, 2020 in pounds sterling, unless an election in writing to change the payment currency is received by the Company Secretary by April 16, 2020. Holders of ordinary shares electing to receive their dividend in pounds sterling will have the U.S. dollar amount converted to pounds sterling at the spot rate reported in the Financial Times for the record date.

About Luxfer Holdings PLC (“Luxfer”)
Luxfer is a global manufacturer of highly-engineered industrial materials, which focuses on value creation by using its broad array of technical knowhow and proprietary technologies. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial applications. For more information, visit www.luxfer.com.

Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

Contact Information
Luxfer Holdings PLC
Heather Harding, Chief Financial Officer
+1 414-269-2419
Investor.relations@luxfer.com